Exhibit 99.1
Permian Basin Royalty Trust
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES SEPTEMBER CASH DISTRIBUTION
     DALLAS, Texas, September 20, 2011 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.049779 per unit, payable on October 17, 2011, to unit holders of record on September 30, 2011. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution decreased from the previous month due primarily to the withholding of proceeds by ConocoPhillips relating to a claimed overpayment for prior periods with respect to the Waddell Ranch Properties, somewhat offset by increased production for both oil and gas and slightly increased prices for both oil and gas production for the Texas Royalty Properties. This would primarily reflect production for the month of July. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     As previously reported, ConocoPhillips, as the parent company of Burlington Resources Oil & Gas Company LP, the operator of the Waddell Ranch Properties, notified Permian’s Trustee that as a result of inaccuracies in ConocoPhillips’ accounting and record keeping relating to Permian’s interest in proceeds from the gas plant production since January 2007, ConocoPhillips overpaid Permian approximately $5.9 million. On September 19, ConocoPhillips informed the Trustee that it would withhold proceeds on the theory that it is recouping the claimed overpayment in part through deduction of the current month’s distribution from the Waddell Ranch Properties of $4,068,067.15. As a result, the distributable proceeds for the current distribution are only proceeds from the Texas Royalty Properties. ConocoPhillips has not informed the Trustee whether or when it intends to withhold the remaining amount of its claim. The Trustee continues to evaluate the claim for overpayment.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 51,649 bbls and 216,027 Mcf. The average price for oil was $93.26 per bbl and for gas was $8.58 per Mcf. Capital expenditures were approximately $497,987. The numbers provided reflect what was net to the Trust prior to the effect of ConocoPhillips’ recoupment.

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)
Current Month*	51,649	216,027	$93.26	$8.58	**

Prior Month	48,085	157,815	$91.94	$8.28	**

*	Includes amounts for the Waddell Ranch Properties which were recouped by ConocoPhillips as result of a claimed overpayment.

**	This pricing includes sales of gas liquid products. . . .

Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 1.877.228.5085